Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton
	Chief Financial Officer	February 26, 2015
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. REPORTS 2014 FOURTH QUARTER AND FULL YEAR EARNINGS AND 2015 EARNINGS GUIDANCE

Consolidated Results of Operations, As Reported – Three and twelve-month periods ended December 31, 2014 and 2013:

KING OF PRUSSIA, PA – Universal Health Services, Inc. (NYSE: UHS) announced today that its reported net income attributable to UHS was $172.8 million, or $1.71 per diluted share, during the fourth quarter of 2014 as compared to $124.5 million, or $1.24 per diluted share, during the comparable quarter of 2013. Net revenues increased 17.0% to $2.11 billion during the fourth quarter of 2014 as compared to $1.80 billion during the fourth quarter of 2013. As anticipated, included in our net revenues during the fourth quarter of 2014 was approximately $11 million of additional net revenues recorded in connection with the Texas Delivery Service Reform Incentive Payment program which were applicable to the period of April 1, 2014 through September 30, 2014.

Reported net income attributable to UHS was $545.3 million, or $5.42 per diluted share, during the year ended December 31, 2014 as compared to $510.7 million, or $5.14 per diluted share, during the 2013 full year. Net revenues increased 10.7% to $8.07 billion during the twelve-month period of 2014 as compared to $7.28 billion during the comparable twelve-month period of 2013.

Consolidated Results of Operations, As Adjusted – Three and twelve-month periods ended December 31, 2014 and 2013:

Three-month periods ended December 31, 2014 and 2013:

For the three-month period ended December 31, 2014, our adjusted net income attributable to UHS, as calculated on the attached Schedule of Non-GAAP Supplemental Consolidated Statements of Income Information (“Supplemental Schedule”), increased approximately 47% to $152.0 million, or $1.51 per diluted share, as compared to $103.6 million, or $1.03 per diluted share, during the fourth quarter of 2013.

As reflected on the Supplemental Schedule, included in our reported results during the fourth quarter of 2014 was an aggregate favorable after-tax impact of approximately $20.8 million, or $.20 per diluted share, consisting of: (i) a favorable after-tax impact of $11.7 million, or $.12 per diluted share, resulting from a reduction to our professional and general liability self-insurance reserves relating to years prior to 2014, based upon a reserve analysis; (ii) a net favorable after-tax impact of approximately $8.6 million, or $.08 per diluted share, related to the incentive income and expenses recorded in connection with the implementation of electronic health records (“EHR”) applications at our acute care hospitals, and; (iii) an after-tax impact of $493,000 relating to the charge incurred during 2014 in connection with the settlement of the Garden City matter, as discussed below.

As reflected on the Supplemental Schedule, included in our reported results during the fourth quarter of 2013 was an aggregate net favorable after-tax impact of approximately $20.9 million, or $.21 per diluted share, consisting of: (i) a favorable after-tax impact of $9.2 million, or $.09 per diluted share, resulting from a reduction to our professional and general liability self-insurance reserves relating to years prior to 2013, based upon a reserve analysis, and; (ii) a net favorable after-tax impact of approximately $11.8 million, or $.12 per diluted share, related to the incentive income and expenses recorded in connection with the implementation of EHR applications at our acute care hospitals.

Twelve-month periods ended December 31, 2014 and 2013:

For the twelve-month period ended December 31, 2014, our adjusted net income attributable to UHS, as calculated on the attached Supplemental Schedule, increased approximately 29% to $581.8 million, or $5.78 per diluted share, as compared to $452.1 million, or $4.55 per diluted share, during the comparable twelve-month period of 2013.

As reflected on the Supplemental Schedule, included in our reported results during the year ended December 31, 2014 was a net aggregate unfavorable after-tax impact of approximately $36.4 million, or $.36 per diluted share, related to:

•	an after-tax charge of $27.1 million ($43.2 million pre-tax), or $.27 per diluted share, incurred in connection with the previously disclosed $65 million settlement of the Garden City Employees’ Retirement System v. Psychiatric Solutions, Inc. (“Garden City”). This matter was a shareholder class action lawsuit filed in 2009 against Psychiatric Solutions, Inc. (“PSI”) and certain of its former officers alleging their violations of federal securities laws and we assumed the defense and liability of this matter as a result of our acquisition of PSI in 2010. This charge is net of approximately $17 million of commercial insurance recoveries that we were entitled to and a previously recorded estimated reserve;

•	an aggregate after-tax charge incurred during the third quarter of 2014 of $22.7 million ($36.2 million pre-tax), or $.23 per diluted share, recorded in connection with the costs related to extinguishment of debt resulting primarily from the early redemption of our previously outstanding $250 million, 7.00% senior unsecured notes that were scheduled to mature in 2018 and the repayment of $550 million of borrowings pursuant to the terms of our previously outstanding Term Loan B facility which was scheduled to mature in 2016;

•	a favorable after-tax impact of $11.7 million, or $.12 per diluted share, resulting from a reduction to our professional and general liability self-insurance reserves relating to years prior to 2014, based upon a reserve analysis;

•	an aggregate net unfavorable after-tax impact of $4.7 million, or $.04 per diluted share, related to the incentive income and depreciation and amortization expense recorded in connection with the implementation of EHR applications at our acute care hospitals, and;

•	a favorable after-tax impact of $6.3 million, or $.06 per diluted share, resulting from a gain realized on the sale of a non-operating investment during the first quarter of 2014.

As reflected on the Supplemental Schedule, included in our reported results during the full year of 2013 was an aggregate net favorable after-tax impact of approximately $58.6 million, or $.59 per diluted share, consisting of: (i) a favorable after-tax impact of $47.0 million, or $.47 per diluted share, resulting from a reduction to our professional and general liability self-insurance reserves relating to years prior to 2013, based upon reserve analyses, and; (ii) a net favorable after-tax impact of approximately $11.6 million, or $.12 per diluted share, related to the incentive income and expenses recorded in connection with the implementation of EHR applications at our acute care hospitals.

Acute Care Services – Three and twelve-month periods ended December 31, 2014 and 2013:

During the fourth quarter of 2014, at our acute care hospitals owned during both periods (“same facility basis”), adjusted admissions (adjusted for outpatient activity) increased 5.5% and adjusted patient days increased 6.8%, as compared to the fourth quarter of 2013. Net revenues at these facilities increased 14.9% during the fourth quarter of 2014 as compared to the comparable quarter of the prior year. At these facilities, net revenue per adjusted admission increased 8.8% while net revenue per adjusted patient day increased 7.6% during the fourth quarter of 2014 as compared to the comparable quarter of 2013. On a same facility basis, the operating margin at our acute care hospitals increased to 18.1% during the fourth quarter of 2014 as compared to 14.1% during the fourth quarter of 2013. We define operating margin as net revenues less salaries, wages and benefits, other operating expenses and supplies expense (excluding the impact of EHR and other items as indicated on the Supplemental Schedules).

During the year ended December 31, 2014, at our acute care hospitals on a same facility basis, adjusted admissions increased 3.1% and adjusted patient days increased 6.5%, as compared to the 2013 full year. Net revenues at these facilities increased 10.0% during the 2014 full year as compared to the 2013 full year. At these facilities, net revenue per adjusted admission increased 6.6% while net revenue per adjusted patient day increased 3.3% during 2014 as compared to 2013. On a same facility basis, the operating margin at our acute care hospitals increased to 18.8% during the year ended December 31, 2014 as compared to 14.8% during the 2013 full year.

The increased operating performance experienced at our acute care facilities during 2014, as compared to 2013, was due in part to improving general economic conditions as well as a decrease in the number of uninsured patients treated at our hospitals. The decrease in the number of uninsured patients treated at our acute care hospitals was due primarily to the favorable impact of the Affordable Care Act which includes the expansion of Medicaid in certain states in which we operate and the enrollment of patients in newly created commercial exchanges.

We provide care to patients who meet certain financial or economic criteria without charge or at amounts substantially less than our established rates. Because we do not pursue collection of amounts determined to qualify as charity care, they are not reported in net revenues or in accounts receivable, net. Our acute care hospitals provided charity care and uninsured discounts, based on gross charges, amounting to approximately $284 million and $234 million during the three-month periods ended December 31, 2014 and 2013, respectively, and $1.14 billion and $999 million during the twelve-month periods ended December 31, 2014 and 2013, respectively. The provision for doubtful accounts at our acute care hospitals decreased to approximately $130 million during the three-month period ended December 31, 2014 as compared to $291 million during the comparable quarter of 2013, and decreased to $590 million during the twelve-month period ended December 31, 2014 as compared to $1.02 billion during the 2013 full year. During the three and twelve-month periods ended December 31, 2014, as compared to the comparable periods of 2013, our acute care hospitals experienced a decrease in the aggregate of charity care, uninsured discounts and provision for doubtful accounts as a percentage of gross charges.

Behavioral Health Care Services – Three and twelve-month periods ended December 31, 2014 and 2013:

During the fourth quarter of 2014, at our behavioral health care facilities on a same facility basis, adjusted admissions increased 6.8% while adjusted patient days increased 2.8% compared to the fourth quarter of 2013. At these facilities, net revenue per adjusted admission decreased 0.7% while net revenue per adjusted patient day increased 3.2% during the fourth quarter of 2014 as compared to the comparable quarter in 2013. On a same facility basis, our behavioral health services’ net revenues increased 6.3% during the fourth quarter of 2014, as compared to the comparable quarter in 2013, and the operating margins were 28.0% and 27.7% during the three-month periods ended December 31, 2014 and 2013, respectively.

During the twelve-month period ended December 31, 2014, at our behavioral health care facilities on a same facility basis, adjusted admissions increased 4.7% while adjusted patient days increased 1.7% compared to the 2013 full year. At these facilities, net revenue per adjusted admission decreased 0.3% during the year ended December 31, 2014 while net revenue per adjusted patient day increased 2.7% during the twelve-month period ended December 31, 2014 as compared to the 2013 full year. On a same facility basis, our behavioral health services’ net revenues increased 5.5% during the full year of 2014, as compared to 2013, and the operating margins were 28.0% and 28.1% during the twelve-month periods ended December 31, 2014 and 2013, respectively.

Share Repurchase Program:

During the third quarter of 2014, our Board of Directors authorized a stock repurchase program whereby, from time to time as conditions allow, we may spend up to $400 million to purchase shares of our Class B Common Stock on the open market or in negotiated private transactions. In conjunction with this program, during the fourth quarter of 2014, we repurchased 321,500 shares at an aggregate cost of $32.7 million. Since inception of the program through December 31, 2014, we repurchased 548,192 shares at an aggregate cost of $57.9 million.

2015 Full Year Guidance:

Our estimated range of adjusted net income attributable to UHS for the year ended December 31, 2015, is $6.15 to $6.55 per diluted share. This guidance range represents an increase of approximately 6% to 13% over the adjusted net income attributable to UHS of $5.78 per diluted share for the year ended December 31, 2014, as calculated on the attached Supplemental Schedule. The range excludes the below-mentioned unfavorable EHR impact of $.12 per diluted share expected during 2015.

During 2015, our net revenues are estimated to be approximately $8.7 billion to $8.8 billion representing an increase of approximately 8% to 9% over our 2014 net revenues.

During 2015, we expect to record approximately $15 million of EHR incentive income and approximately $35 million of EHR-related depreciation and amortization expense resulting in a net unfavorable after-tax (and after income attributable to noncontrolling interest) impact of approximately $13 million, or $.12 per diluted share.

This guidance range excludes the impact of items, if applicable, that are nonrecurring or non-operational in nature including items such as, but not limited to, gains on sales of assets and businesses, reserves for settlements, legal judgments and lawsuits and other material amounts that may be reflected in our financial statements that relate to prior periods. It is also subject to certain conditions including those as set forth below in General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures.

Behavioral Health Care Acquisition in the United Kingdom (“UK”):

In February, 2015, we completed the acquisition of Orchard Portman House Hospital (renamed Cygnet Hospital-Taunton), a 46-bed behavioral health care facility located near Taunton in the UK. The acquisition of this facility expands our portfolio of hospitals providing behavioral health care services to older adults in the UK. Through our acquisition of Cygnet Health Care Limited in September, 2014, we acquired a total of 17 facilities located throughout the UK including 15 inpatient behavioral health hospitals and 2 nursing homes with a total of 723 beds.

Conference call information:

We will hold a conference call for investors and analysts at 9:00 a.m. eastern time on February 27, 2015. The dial-in number is 1-877-648-7971.

A live broadcast of the conference call will be available on our website at www.uhsinc.com. A replay of the call will be available following the conclusion of the live call and will be available for one full year.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Services, Inc. (“UHS”) is one of the nation’s largest hospital companies operating through its subsidiaries acute care hospitals, behavioral health facilities and ambulatory centers located throughout the United States, the United Kingdom, Puerto Rico and the U.S. Virgin Islands. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE:UHT). For additional information on the Company, visit our web site: http://www.uhsinc.com.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements and Risk Factors in our Form 10-K for the year ended December 31, 2014), may cause the results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Our acute care hospitals are eligible for Medicare and Medicaid EHR incentive payments upon implementation of the EHR application, once they have demonstrated meaningful use of certified EHR technology for the applicable stage or have completed attestations to their adoption or implementation of certified EHR technology. However, there may be timing differences in the recognition of the incentive income and expenses recorded in connection with the implementation of the EHR application which may cause material period-to-period changes in our future results of operations. Pursuant to regulations, hospitals that do not qualify as a meaningful user of EHR by 2015 are subject to a reduced market basket update to the inpatient prospective payment system standardized amount in 2015 and each subsequent fiscal year. We believe that all of our acute care hospitals have met the applicable meaningful use criteria and therefore are not subject to a reduced market basked update to the inpatient prospective payment standardized amount in federal fiscal year 2015. Under the HITECH Act, hospitals must continue to meet the applicable meaningful use criteria in each fiscal year or they will be subject to a market basket update reduction in a subsequent fiscal year.

We believe that operating income, operating margin, adjusted net income attributable to UHS, adjusted net income attributable to UHS per diluted share and earnings before interest, taxes, depreciation and amortization (“EBITDA”), which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that, when applicable, comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of material items that are nonrecurring or non-operational in nature including items such as, but not limited to, costs related to extinguishment of debt, gains on sales of assets and businesses, reserves for settlements, legal judgments and lawsuits, impairments of long-lived assets and other amounts that may be reflected in the current or prior year financial statements that relate to prior periods. To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2014. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

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Universal Health Services, Inc.

Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three months		Twelve months
	ended December 31,		ended December 31,
	2014	2013	2014	2013

Net revenues before provision for doubtful accounts	$2,264,629	$2,116,288	$8,764,309	$8,411,038
Less: Provision for doubtful accounts	157,048	315,442	698,983	1,127,216

Net revenues	2,107,581	1,800,846	8,065,326	7,283,822

Operating charges:
Salaries, wages and benefits	994,593	901,778	3,845,461	3,604,620
Other operating expenses	459,707	368,626	1,782,981	1,468,744
Supplies expense	233,413	207,108	895,693	821,089
Depreciation and amortization	98,118	88,707	375,624	337,172
Lease and rental expense	23,337	25,107	93,993	97,758
Electronic health records incentive income	(23,873)	(33,081)	(27,902)	(61,024)
Costs related to extinguishment of debt	0	0	36,171	0

	1,785,295	1,558,245	7,002,021	6,268,359

Income from operations	322,286	242,601	1,063,305	1,015,463
Interest expense, net	31,225	35,643	133,638	146,131

Income before income taxes	291,061	206,958	929,667	869,332
Provision for income taxes	100,569	73,772	324,671	315,309

Net income	190,492	133,186	604,996	554,023
Less: Income attributable to noncontrolling interests	17,695	8,665	59,653	43,290

Net income attributable to UHS	$172,797	$124,521	$545,343	$510,733

Basic earnings per share attributable to UHS (a)	$1.75	$1.27	$5.52	$5.21

Diluted earnings per share attributable to UHS (a)	$1.71	$1.24	$5.42	$5.14

Universal Health Services, Inc.

Footnotes to Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three months		Twelve months
	ended December 31,		ended December 31,
	2014	2013	2014	2013

(a) Earnings per share calculation:

Basic and diluted:
Net income attributable to UHS	$172,797	$124,521	$545,343	$510,733
Less: Net income attributable to unvested restricted share grants	(72)	(94)	(236)	(294)

Net income attributable to UHS - basic and diluted	$172,725	$124,427	$545,107	$510,439

Weighted average number of common shares - basic	98,808	98,237	98,826	98,033

Basic earnings per share attributable to UHS:	$1.75	$1.27	$5.52	$5.21

Weighted average number of common shares	98,808	98,237	98,826	98,033
Add: Other share equivalents	1,943	1,838	1,718	1,328

Weighted average number of common shares and equiv. - diluted	100,751	100,075	100,544	99,361

Diluted earnings per share attributable to UHS:	$1.71	$1.24	$5.42	$5.14

Universal Health Services, Inc.

Schedule of Non-GAAP Supplemental Consolidated Statements of Income Information (“Supplemental Schedule”)

For the three months ended December 31, 2014 and 2013

(in thousands, except per share amounts)

(unaudited)

Calculation of “EBITDA”

	Three months ended		Three months ended
	December 31, 2014		December 31, 2013

Net revenues before provision for doubtful accounts	$2,264,629		$2,116,288
Less: Provision for doubtful accounts	157,048		315,442

Net revenues	2,107,581	100.0%	1,800,846	100.0%

Operating charges:
Salaries, wages and benefits	994,593	47.2%	901,778	50.1%
Other operating expenses	459,707	21.8%	368,626	20.5%
Supplies expense	233,413	11.1%	207,108	11.5%
EHR incentive income	(23,873)	-1.1%	(33,081)	-1.8%

	1,663,840	78.9%	1,444,431	80.2%

Operating income/margin (“EBITDAR”)	443,741	21.1%	356,415	19.8%

Lease and rental expense	23,337		25,107
Income attributable to noncontrolling interests	17,695		8,665

Earnings before, depreciation and amortization, costs related to extinguishment of debt, interest expense, and income taxes (“EBITDA”)	402,709	19.1%	322,643	17.9%

Depreciation and amortization	98,118		88,707
Costs related to extinguishment of debt	0		0
Interest expense, net	31,225		35,643

Income before income taxes	273,366		198,293

Provision for income taxes	100,569		73,772

Net income attributable to UHS	$172,797		$124,521

Calculation of Adjusted Net Income Attributable to UHS

	Three months ended		Three months ended
	December 31, 2014		December 31, 2013
		Per		Per
	Amount	Diluted Share	Amount	Diluted Share
Calculation of Adjusted Net Income Attributable to UHS - including and excluding EHR impact:
Net income attributable to UHS	$172,797	$1.71	$124,521	$1.24
Plus/minus adjustments:
Litigation settlement, net of income taxes	(493)	—	—	—
Reduction of reserves relating to prior years for professional and general liability self-insured claims, net of income taxes	(11,707)	(0.12)	(9,155)	(0.09)

Subtotal after-tax adjustments to net income attributable to UHS	(12,200)	(0.12)	(9,155)	(0.09)

Adjusted net income attributable to UHS - including Electronic Health Records (“EHR”) impact	$160,597	$1.59	$115,366	$1.15

Plus/minus impact of EHR implementation:
EHR-related incentive income, pre-tax	(23,873)		(33,081)
EHR-related salaries, wages and benefits, pre-tax	—		1,579
EHR-related other operating costs, pre-tax	—		2,238
EHR-related depreciation & amortization, pre-tax	9,361		9,877
EHR-related minority interest in earnings of consolidated entities, pre-tax	727		533
Income tax provision on EHR-related items	5,147		7,078

After-tax impact of EHR-related items	(8,638)	(0.08)	(11,776)	(0.12)

Adjusted net income attributable to UHS	$151,959	$1.51	$103,590	$1.03

Universal Health Services, Inc.

Schedule of Non-GAAP Supplemental Consolidated Statements of Income Information (“Supplemental Schedule”)

For the twelve months ended December 31, 2014 and 2013

(in thousands, except per share amounts)

(unaudited)

Calculation of “EBITDA”

	Twelve months ended		Twelve months ended
	December 31, 2014		December 31, 2013

Net revenues before provision for doubtful accounts	$8,764,309		$8,411,038
Less: Provision for doubtful accounts	698,983		1,127,216

Net revenues	8,065,326	100.0%	7,283,822	100.0%

Operating charges:
Salaries, wages and benefits	3,845,461	47.7%	3,604,620	49.5%
Other operating expenses	1,782,981	22.1%	1,468,744	20.2%
Supplies expense	895,693	11.1%	821,089	11.3%
EHR incentive income	(27,902)	-0.3%	(61,024)	-0.8%

	6,496,233	80.5%	5,833,429	80.1%

Operating income/margin (“EBITDAR”)	1,569,093	19.5%	1,450,393	19.9%

Lease and rental expense	93,993		97,758
Income attributable to noncontrolling interests	59,653		43,290

Earnings before, depreciation and amortization, costs related to extinguishment of debt, interest expense, and income taxes (“EBITDA”)	1,415,447	17.5%	1,309,345	18.0%

Depreciation and amortization	375,624		337,172
Costs related to extinguishment of debt	36,171		0
Interest expense, net	133,638		146,131

Income before income taxes	870,014		826,042

Provision for income taxes	324,671		315,309

Net income attributable to UHS	$545,343		$510,733

Calculation of Adjusted Net Income Attributable to UHS

	Twelve months ended		Twelve months ended
	December 31, 2014		December 31, 2013
		Per		Per
	Amount	Diluted Share	Amount	Diluted Share
Calculation of Adjusted Net Income Attributable to UHS - including and excluding EHR impact:
Net income attributable to UHS	$545,343	$5.42	$510,733	$5.14
Plus/minus adjustments:
Gain on sale of investment, net of income taxes	(6,330)	(0.06)	—	—
Litigation settlement, net of income taxes	27,077	0.27	—	—
Costs related to extinguishment of debt, net of income taxes	22,665	0.23	—	—
Reduction of reserves relating to prior years for professional and general liability self-insured claims, net of income taxes	(11,707)	(0.12)	(46,981)	(0.47)

Subtotal after-tax adjustments to net income attributable to UHS	31,705	0.32	(46,981)	(0.47)

Adjusted net income attributable to UHS - including Electronic Health Records (“EHR”) impact	$577,048	$5.74	$463,752	$4.67

Plus/minus impact of EHR implementation:
EHR-related incentive income, pre-tax	(27,902)		(61,024)
EHR-related salaries, wages and benefits, pre-tax	—		6,570
EHR-related other operating costs, pre-tax	—		3,363
EHR-related depreciation & amortization, pre-tax	37,273		33,286
EHR-related minority interest in earnings of consolidated entities, pre-tax	(1,844)		(846)
Income tax provision on EHR-related items	(2,822)		7,002

After-tax impact of EHR-related items	4,705	0.04	(11,649)	(0.12)

Adjusted net income attributable to UHS	$581,753	$5.78	$452,103	$4.55

Universal Health Services, Inc.

Consolidated Statements of Comprehensive Income

(in thousands)

(unaudited)

	Three months		Twelve months
	ended December 31,		ended December 31,
	2014	2013	2014	2013

Net income	$190,492	$133,186	$604,996	$554,023
Other comprehensive income (loss):
Unrealized derivative gains (loss) on cash flow hedges	4,746	4,092	17,668	16,963
Amortization of terminated hedge	(84)	(84)	(336)	(336)
Minimum pension liability	(14,270)	14,657	(14,270)	14,657
Foreign currency translation adjustment	75	0	(2,431)	0

Other comprehensive income before tax	(9,533)	18,665	631	31,284
Income tax expense related to items of other comprehensive income	(3,632)	7,182	1,053	11,940

Total other comprehensive income, net of tax	(5,901)	11,483	(422)	19,344

Comprehensive income	184,591	144,669	604,574	573,367
Less: Comprehensive income attributable to noncontrolling interests	17,695	8,665	59,653	43,290

Comprehensive income attributable to UHS	$166,896	$136,004	$544,921	$530,077

Universal Health Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$32,069	$17,238
Accounts receivable, net	1,282,735	1,116,961
Supplies	108,115	101,781
Deferred income taxes	114,565	119,903
Other current assets	77,654	76,446

Total current assets	1,615,138	1,432,329

Property and equipment	6,212,030	5,691,902
Less: accumulated depreciation	(2,532,341)	(2,249,733)

	3,679,689	3,442,169

Other assets:
Goodwill	3,291,213	3,049,016
Deferred charges	40,319	57,881
Other	348,084	330,328

	$8,974,443	$8,311,723

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$68,319	$99,312
Accounts payable and accrued liabilities	1,113,062	953,449
Federal and state taxes	1,446	7,127

Total current liabilities	1,182,827	1,059,888

Other noncurrent liabilities	268,555	284,589
Long-term debt	3,210,215	3,209,762
Deferred income taxes	282,214	239,148

Redeemable noncontrolling interest	239,552	218,107

UHS common stockholders’ equity	3,735,946	3,249,979
Noncontrolling interest	55,134	50,250

Total equity	3,791,080	3,300,229

	$8,974,443	$8,311,723

Universal Health Services, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Twelve months
	ended December 31,
	2014	2013

Cash Flows from Operating Activities:
Net income	$604,996	$554,023
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	375,624	337,356
Gains on sales of assets and businesses, net of losses	(7,837)	(3,114)
Stock-based compensation expense	31,092	27,783
Costs related to extinguishment of debt	19,730	0
Changes in assets & liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(105,708)	(49,708)
Accrued interest	4,400	(1,197)
Accrued and deferred income taxes	33,920	34,861
Other working capital accounts	73,912	26,234
Other assets and deferred charges	13,667	8,984
Other	2,449	23,485
Accrued insurance expense, net of commercial premiums paid	59,276	(3,821)
Payments made in settlement of self-insurance claims	(69,645)	(70,645)

Net cash provided by operating activities	1,035,876	884,241

Cash Flows from Investing Activities:
Property and equipment additions, net of disposals	(391,150)	(358,493)
Proceeds received from sales of assets and businesses	15,178	37,482
Acquisition of property and businesses	(431,386)	(12,636)
Costs incurred for purchase and implementation of electronic health records application	(13,488)	(49,811)
Increase in insurance subsidiary investments	(12,000)	0

Net cash used in investing activities	(832,846)	(383,458)

Cash Flows from Financing Activities:
Reduction of long-term debt	(879,129)	(440,224)
Additional borrowings	830,000	15,761
Financing costs	(14,976)	(231)
Repurchase of common shares	(100,749)	(27,201)
Dividends paid	(29,665)	(19,621)
Issuance of common stock	6,863	5,708
Excess income tax benefits related to stock-based compensation	33,912	20,121
Profit distributions to noncontrolling interests	(33,680)	(61,329)

Net cash used in financing activities	(187,424)	(507,016)

Effect of exchange rate changes on cash and cash equivalents	(775)	0

Increase (decrease) in cash and cash equivalents	14,831	(6,233)
Cash and cash equivalents, beginning of period	17,238	23,471

Cash and cash equivalents, end of period	$32,069	$17,238

Supplemental Disclosures of Cash Flow Information:
Interest paid, including early redemption premium and original issue discount write-off in 2014	$130,279	$131,259

Income taxes paid, net of refunds	$258,612	$259,896

Noncash purchases of property and equipment	$35,469	$36,212

Universal Health Services, Inc.

Supplemental Statistical Information

(unaudited)

	% Change	% Change
	quarter ended	12 months ended
Same Facility:	12/31/2014	12/31/2014

Acute Care Hospitals
Revenues	14.9%	10.0%
Adjusted Admissions	5.5%	3.1%
Adjusted Patient Days	6.8%	6.5%
Revenue Per Adjusted Admission	8.8%	6.6%
Revenue Per Adjusted Patient Day	7.6%	3.3%

Behavioral Health Hospitals

Revenues	6.3%	5.5%
Adjusted Admissions	6.8%	4.7%
Adjusted Patient Days	2.8%	1.7%
Revenue Per Adjusted Admission	-0.7%	-0.3%
Revenue Per Adjusted Patient Day	3.2%	2.7%

UHS Consolidated	Fourth quarter ended		Twelve months ended
	12/31/2014	12/31/2013	12/31/2014	12/31/2013

Revenues	$2,107,581	$1,800,846	$8,065,326	$7,283,822
EBITDA (1)	402,709	322,643	1,415,447	1,309,345
EBITDA Margin (1)	19.1%	17.9%	17.5%	18.0%

Cash Flow From Operations	346,322	308,318	1,035,876	884,241
Days Sales Outstanding	56	57	58	56
Capital Expenditures	81,789	78,742	391,150	358,493

Debt			3,278,534	3,309,074
UHS’ Shareholders Equity			3,735,946	3,249,979
Debt / Total Capitalization			46.7%	50.5%
Debt / EBITDA (2)			2.32	2.53
Debt / Cash From Operations (2)			3.16	3.74

Acute Care EBITDAR Margin (3)	18.1%	14.1%	18.8%	14.8%
Behavioral Health EBITDAR Margin (3)	28.0%	27.7%	28.0%	28.1%

(1)	Net of Minority Interest
(2)	Latest 4 quarters
(3)	Same facility basis, before Corporate overhead allocation and minority interest.

Universal Health Services, Inc.

Selected Hospital Statistics

For the Three Months ended

December 31, 2014 and 2013

AS REPORTED:

	ACUTE			BEHAVIORAL HEALTH
	12/31/14	12/31/13	% change	12/31/14	12/31/13	% change

Hospitals owned and leased	24	24	0.0%	203	180	12.8%
Average licensed beds	5,769	5,757	0.2%	20,925	19,961	4.8%
Patient days	292,009	276,186	5.7%	1,414,337	1,310,563	7.9%
Average daily census	3,174.0	3,002.0	5.7%	15,373.2	14,245.3	7.9%
Occupancy-licensed beds	55.0%	52.1%	5.6%	73.5%	71.4%	2.9%
Admissions	63,578	60,569	5.0%	106,845	97,783	9.3%
Length of stay	4.6	4.6	0.7%	13.2	13.4	-1.2%

Inpatient revenue	$3,725,782	$3,344,361	11.4%	$1,716,120	$1,552,079	10.6%
Outpatient revenue	2,063,316	1,756,242	17.5%	203,682	185,222	10.0%
Total patient revenue	5,789,098	5,100,603	13.5%	1,919,802	1,737,301	10.5%
Other revenue	88,608	32,678	171.2%	50,041	40,546	23.4%
Gross hospital revenue	5,877,706	5,133,281	14.5%	1,969,843	1,777,847	10.8%

Total deductions	4,676,086	3,969,063	17.8%	911,274	832,169	9.5%

Net hospital revenue before provision for doubtful accounts	1,201,620	1,164,218	3.2%	1,058,569	945,678	11.9%

Provision for doubtful accounts	130,065	290,762	-55.3%	26,921	24,660	9.2%

Net hospital revenue	$1,071,555	$873,456	22.7%	$1,031,648	$921,018	12.0%

SAME FACILITY:

	ACUTE (1)			BEHAVIORAL HEALTH (2)
	12/31/14	12/31/13	% change	12/31/14	12/31/13	% change

Hospitals owned and leased	23	23	0.0%	179	179	0.0%
Average licensed beds	5,629	5,617	0.2%	19,702	19,503	1.0%
Patient days	287,583	274,684	4.7%	1,329,060	1,297,338	2.4%
Average daily census	3,125.9	2,985.7	4.7%	14,446.3	14,101.5	2.4%
Occupancy-licensed beds	55.5%	53.2%	4.5%	73.3%	72.3%	1.4%
Admissions	62,204	60,123	3.5%	104,035	97,745	6.4%
Length of stay	4.6	4.6	1.2%	12.8	13.3	-3.7%

(1)	Temecula is excluded in both current and prior years
(2)	Okaloosa Youth Academy, Palo Verde, Psychiatric Institute of Washington, Sun Coast BH, Fairfax Everett, Quail Run and the UK facilities are excluded in both current and prior years.

Universal Health Services, Inc.

Selected Hospital Statistics

For the Twelve Months ended

December 31, 2014 and 2013

AS REPORTED:

	ACUTE			BEHAVIORAL HEALTH
	12/31/14	12/31/13	% change	12/31/14	12/31/13	% change

Hospitals owned and leased	24	24	0.0%	203	180	12.8%
Average licensed beds	5,776	5,652	2.2%	20,231	19,975	1.3%
Patient days	1,167,726	1,112,541	5.0%	5,518,660	5,365,734	2.9%
Average daily census	3,199.2	3,048.1	5.0%	15,119.6	14,700.6	2.9%
Occupancy-licensed beds	55.4%	53.9%	2.7%	74.7%	73.6%	1.5%
Admissions	251,165	246,160	2.0%	426,510	402,088	6.1%
Length of stay	4.6	4.5	2.9%	12.9	13.3	-3.0%

Inpatient revenue	$14,943,102	$13,469,269	10.9%	$6,689,753	$6,294,046	6.3%
Outpatient revenue	8,147,031	6,828,307	19.3%	784,309	744,510	5.3%
Total patient revenue	23,090,133	20,297,576	13.8%	7,474,062	7,038,556	6.2%
Other revenue	261,835	128,462	103.8%	185,997	136,454	36.3%
Gross hospital revenue	23,351,968	20,426,038	14.3%	7,660,059	7,175,010	6.8%

Total deductions	18,656,494	15,833,936	17.8%	3,605,622	3,395,773	6.2%

Net hospital revenue before provision for doubtful accounts	4,695,474	4,592,102	2.3%	4,054,437	3,779,237	7.3%

Provision for doubtful accounts	590,384	1,015,733	-41.9%	108,970	111,270	-2.1%

Net hospital revenue	$4,105,090	$3,576,369	14.8%	$3,945,467	$3,667,967	7.6%

SAME FACILITY:

	ACUTE (1)			BEHAVIORAL HEALTH (2)
	12/31/14	12/31/13	% change	12/31/14	12/31/13	% change

Hospitals owned and leased	23	23	0.0%	179	179	0.0%
Average licensed beds	5,634	5,617	0.3%	19,597	19,430	0.9%
Patient days	1,153,911	1,111,097	3.9%	5,348,491	5,259,979	1.7%
Average daily census	3,161.4	3,044.1	3.9%	14,653.4	14,410.9	1.7%
Occupancy-licensed beds	56.1%	54.2%	3.5%	74.8%	74.2%	0.8%
Admissions	247,078	245,714	0.6%	419,661	400,934	4.7%
Length of stay	4.7	4.5	3.3%	12.7	13.1	-2.9%

(1)	Temecula is excluded in both current and prior years
(2)	Okaloosa Youth Academy, Palo Verde, Psychiatric Institute of Washington, Sun Coast BH, Fairfax Everett, Quail Run and the UK facilities are excluded in both current and prior years. Garfield Park is excluded in both current and prior years in January only. Austin Oaks is excluded in both current and prior years January thru May.